Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218 FILE NO: 61054.000010

October 5, 2016

Penn Virginia Corporation

14701 St. Mary’s Lane, Suite 275

Houston, Texas 77079

Registration Statement on Form S-8

Penn Virginia Corporation 2016 Management Incentive Plan

Ladies and Gentlemen:

We have acted as special Virginia counsel to Penn Virginia Corporation, a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register 749,600 shares of the Company’s common stock (the “Shares”), par value $0.01 per share, issuable pursuant to the Company’s 2016 Management Incentive Plan (the “Plan”), as referenced in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

For purposes of the opinion expressed below, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary, including (i) the Company’s Second Amended and Restated Articles of Incorporation, as amended through the date hereof, (ii) the Company’s Second Amended and Restated Bylaws, as amended through the date hereof, (iii) the Registration Statement, (iv) resolutions of the Company’s Board of Directors approving the Plan and authorizing registration and the issuance of the Shares and (v) a certificate issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia on the date hereof to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the

ATLANTA    AUSTIN    BANGKOK    BEIJING    BRUSSELS     CHARLOTTE    DALLAS    HOUSTON    LONDON    LOS ANGELES

McLEAN    MIAMI    NEW YORK    NORFOLK    RALEIGH     RICHMOND    SAN FRANCISCO    TOKYO    WASHINGTON

www.hunton.com

Penn Virginia Corporation

October 5, 2016

originals thereof, (iii) the legal capacity of natural persons and (iv) the genuineness of signatures not witnessed by us.

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Hunton & Williams LLP